Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 4, 2022, with respect to the consolidated financial statements included in the Annual Report of UiPath, Inc. on Form 10-K for the year ended January 31, 2023. We hereby consent to the incorporation by reference of said report in the Registration Statements of UiPath, Inc. on Forms S-8 (No. 333-255420, 333-256943, and 333-264123).
/s/ GRANT THORNTON LLP
New York, New York
March 24, 2023